EXHIBIT 99.1

For Immediate Release: Tuesday, Feb. 10, 2015

GM Statement Regarding Receipt of Director Notice and Shareholder Proposal from Harry J. Wilson

DETROIT - General Motors today announced that it has received notice from Harry J. Wilson regarding the intent to nominate himself as candidate to stand for election to the GM Board of Directors at the company’s 2015 annual meeting of stockholders and bring before the annual meeting a proposal that the company commit to completing $8 billion of share repurchases on or before the first anniversary of the 2015 annual meeting.

Mr. Wilson’s notice indicated that he is acting with and on behalf of himself and four investment funds that support his election and proposal: the Taconic Parties, Appaloosa Parties, HG Vora Parties and the Hayman Parties, which together own approximately 34.4 million shares, or approximately 2.1 percent, of the company’s common stock. Mr. Wilson’s notice further indicates a fee arrangement under which he will receive a percentage of the group’s profits from their investment in GM.

Mr. Wilson first informed the company of his interest in being nominated to GM’s Board of Directors at a meeting with GM’s Chief Executive Officer on Feb. 3, 2015, a meeting requested by Mr. Wilson for other purposes. He disclosed the identity of the members of his group for the first time in his notice, submitted just before the deadline of midnight, Feb. 9. GM has had regular contact with some of the investors identified in the group, including as recently as after its earnings announcement on Feb. 4, and at no time in discussions with GM have they indicated an interest or intent to nominate directors to the GM board.

The Board’s Directors and Corporate Governance Committee will evaluate the proposed director nominee based on the criteria set forth in the company’s Corporate Governance Principles and Director Qualification Standards and make a recommendation based on the best interests of all shareholders. GM shareholders are not required to take any action at this time.

The GM Board of Directors and management team are committed to acting in the best interests of all shareholders and are always open to constructive ideas to enhance shareholder value. GM’s management team is successfully executing a plan that is continuing to build a strong and sustainable business for the long term. The company recently announced strong fourth quarter results, its best-ever fourth quarter consolidated EBIT-adjusted, and its 20th consecutive quarter of profitability. These results capped strong core operating performance for the year, the first under the leadership of CEO Mary Barra, despite significant challenges faced by the company and the industry. Importantly, the company is on track with its financial objectives for 2016 and beyond.

GM recently announced an expected 20 percent increase of the quarterly dividend to 36 cents per share to be declared as part of the board’s regularly scheduled second quarter 2015 common stock dividend declaration process. This expected dividend increase reflects the confidence the company has in the growing strength of the business. As the company gets more clarity on several business open items related to recalls, it expects to continue to evaluate further return of capital to shareholders as soon as the second half of this year. The board and management have demonstrated their ongoing commitment to return value to shareholders through a series of previous actions, including the repurchase of $5.5 billion of stock from the U.S. Treasury in 2012 and the initiation of a strong quarterly dividend of 30 cents per share on its common stock in 2014.

The company’s intention to increase the dividend is consistent with its balanced capital allocation strategy. Its goal is to maximize long-term shareholder value through both stock price appreciation and return of capital via dividends and share repurchases. The company continually evaluates the appropriate approach to returning value to shareholders in a manner consistent with its customer-focused strategic plan to lead in product and technology, grow its business in China and its captive finance company GM Financial, deliver core operating efficiencies, and allocate capital prudently.

Also available on our media and investor websites is the Notice of Director Nomination and Shareholder Proposal.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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CONTACTS:

Dave Roman 313-498-1735 GM Communications dave.roman@gm.com	Mark Oswald 313-244-8983 GM Investor Relations mark.oswald@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words ”plans,” “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “appears,” “potential,” “projected,” “upside,” “positioned,” “outlook” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation of product recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly outside of North America and China; costs and risks associated with litigation and government investigations including those related to our recent recalls; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K provides information about these and other factors, which we may revise or supplement in future reports to the SEC.